Schein Pharmaceutical, Inc.
100 Campus Drive
Florham Park, NJ 07932
Tel. 973 593-5500
Fax 973 593-5598
                                  PRESS RELEASE


Contact:        Melody A. Carey, Investor Relations
Telephone:      (973) 593-5535
Fax:            (973) 593-5598


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

           Schein Pharmaceutical Subsidiary Reaches Consent Agreement
 -INFeD(R) Distribution and Selected Product Manufacturing at Steris to Resume-


Florham Park, New Jersey - October 16, 1998 - Schein Pharmaceutical, Inc. (NYSE:
SHP) announced that its Phoenix-based subsidiary Steris Laboratories, Inc. will resume manufacturing and distributing certain drugs, including Schein's branded product INFeD(R), under a consent agreement reached this evening with the Food and Drug Administration (FDA). This agreement is subject to court approval, which is expected soon. Additionally, Schein expects to take a one-time after tax charge of approximately $135 million in 1998, the majority of which is for the write-off of goodwill.

"As a result of the agreement reached, we expect to resume shipping INFeD(R) to our customers shortly," said Martin Sperber, Schein's chairman and chief executive officer. "A principal focus of the Company in these negotiations has been to return certain products that are particularly important to the medical community, including INFeD(R), to the market as soon as possible. Based on past usage patterns, with the INFeD(R) inventory on hand and the resumption of INFeD(R) manufacturing in the coming weeks, we expect to have sufficient product to meet patients' needs."

Under the consent agreement, Steris is required to demonstrate, through independent expert certification, that its processes, programs and controls comply with current Good Manufacturing Practices (cGMP) regulations. The consent agreement also provides for independent certification of Steris' management controls, quality assurance and quality control programs, and employee cGMP training. Steris will develop a timeline for implementing these actions and for expert certification with respect to matters covered in previous FDA inspections of the facility.

As a result of the negotiated consent agreement, Steris has divided its product line into three categories: products that it will seek to manufacture under expedited certification procedures, products that it will seek to manufacture once it satisfies all conditions under the consent agreement, and products it currently has decided not to manufacture.


                                     (more)

Expedited certification procedures apply for certain products that are particularly important to the medical community because they are primarily or exclusively available from Schein or that are significant to the Company, such as Vecuronium. Steris intends to resume production of INFeD(R) in the coming weeks and other products starting in the first quarter of 1999.

During the next 30 days, Steris will continue and expand the records review and product-testing program it initiated earlier this year, which includes oversight by independent expert consultants. Based on the findings of this program to date and other commitments under the consent agreement, Steris is initiating a number of recalls and will institute other recalls, if warranted.

"We believe there are no safety issues associated with the products being recalled," stated Mr. Sperber.

Additionally, Steris will voluntarily destroy certain inventory that the FDA had seized. While the Company believes that all its products are safe, the time required to demonstrate the cGMP compliance status of certain of the seized products would have delayed the production of INFeD(R) and other significant products.

"Our decision to destroy certain seized products was a financial one. As we always have, we stand firmly behind the quality and safety of our products in the marketplace," said Mr. Sperber. "We chose to focus our resources on resuming manufacturing and the review and testing programs for INFeD(R), Vecuronium and other important products."

As a result of these actions, work force reductions, the consolidation of distribution operations, and other cost containment steps the Company is considering, Schein expects to record a one-time charge in 1998 of approximately $135 million, predominantly in the third quarter, with an expected tax benefit of $26 million. The charge includes the non-cash write-off of goodwill, inventory, and impaired fixed assets, which is approximately $132 million pre-tax, and the accrual of severance related to workforce reductions, other Steris costs, and costs associated with product recalls, estimated to be $29 million.

"The products that we have decided not to manufacture in the near term contributed approximately $65 million in revenue during the 12 months ended June 1998. As we resume broader manufacturing, we will consider the reintroduction of certain of these products and anticipate the approval of new products to reduce the impact of this revenue loss," said Dariush Ashrafi, Schein's executive vice president and chief financial officer. "Additionally, cost savings achieved through significant streamlining of our operations, which is already under way, is expected to partially offset the impact to operating income from this lost revenue."


                                     (more)

Schein Pharmaceutical is one of the leading generic pharmaceutical companies in the United States. The Company develops manufactures and markets a broad generic product line through the integration of its product development expertise, diverse, high-volume production capacity and direct sales and marketing force. The Schein product line includes both solid dosage and sterile dosage generic products, and the Company is also developing a line of specialty branded pharmaceuticals. The Company's branded product, INFeD(R), is the leading injectable iron product in the United States. The Company has a substantial pipeline of products under development. The Company enhances its internal product development, manufacturing and marketing capabilities through strategic collaborations. Schein operates four other manufacturing facilities in Connecticut, New Jersey, New York and Puerto Rico.

Certain of the matters discussed in this press release contain statements concerning future events or results. These "forward looking" statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward looking statements. Some important factors which may cause results to differ include: the uncertainty and the difficulty of predicting FDA approvals, uncertainties associated with the implementation of the terms and conditions of the consent decree affecting the Steris facility, the uncertainty of acceptance and demand for the Company's new products, the impact of competitive products and pricing, the availability of raw materials, uncertainties associated with litigation and regulatory matters, and fluctuations in operating results. Other important factors that may cause actual results to differ materially from the forward looking statements are discussed in the "Risk Factors" and "Management's Discussion & Analysis of Financial Condition and Results of Operations" sections of the Company's prospectus dated April 8, 1998, which is on file with the Securities and Exchange Commission as part of the Company's Registration Statement on Form S-1. Readers are urged to read the prospectus carefully to better understand these factors. The Company does not undertake to publicly update or revise any of its forward looking statements even if experience or future changes show that the indicated results or events will not be realized.


                                      # # #

Editor's    note:    This    release   is   available   on   the   Internet   at
http://www.schein-rx.com